Chorus Communications Group, Ltd.

January 8, 1998
PRESS RELEASE

Chorus Communications Group, Ltd. to Merge with The Computer Plus
& IntraNet, Inc.

Middleton, WI - Chorus Communications Group, Ltd., the holding company of Mid-Plains, Inc. and Pioneer Communications, Inc., announced today its plans to merge with Middleton-based Executive Systems & Software, Inc. (doing business as "The ComputerPlus"), a privately-held network systems integrator and computer reseller, and IntraNet, Inc., a full service Internet provider. Chorus is a telecommunications holding company whose subsidiaries offer local and long distance telephone services, Internet, directory publishing and interconnect services to customers in Wisconsin.

"Today, the practice is for computer companies to provide the network platform and for businesses like us to provide the telecommunications products for businesses," commented Dan Stein, Executive Vice President and General Manager of Mid-Plains Communications Systems, Inc., a Chorus subsidiary. "That's all changing. The trend is 'desktop integration.' Computers, the Internet, wired and wireless telephone services/systems and networks are becoming fully integrated. At this point, we are the only company in Wisconsin, perhaps the nation, that can provide this blend."

"We are excited to be able to participate in this type of partnership," said Bill Kirton, President of IntraNet and The ComputerPlus. "What Chorus is doing demonstrates both vision and leadership. They are not only forging a new model for the telecommunications industry, but for the networking industry also. The days of viewing networks as being 'separate' are over. Companies want to be connected to one network and access all resources, whether they are across the hall or across the country."

"We are now the premier Internet Service Provider in the Madison area," commented Michael Carr, Mid-Plains Internet General Manager. "As we merge our networks, customers will benefit from more robust performance and technical support. Business clients will benefit from our redundant architecture, which is critical as they become more reliant on the Internet."

Rapid technological innovations, a changing regulatory environment and intensifying competition have made communications companies, like Chorus, more aggressive about growing their businesses. "This is an industry in transition," says Holly Heuer, Mid-Plains Director of Marketing. "Business telephone system manufacturers are abandoning the 'Lone Ranger approach' and are designing equipment capable of interfacing with computer networks. Chorus is seizing the opportunity to be a part of this exciting revolution."

"By combining Chorus' strength in products and services and The ComputerPlus' networking expertise, our customers will be offered one-stop shopping for all of their communications needs," stated Heuer. "Our research has shown us this is what customers want. We are very excited about the positive impact these partnerships will have for our customers."

Chorus officials report that facilities and staff will remain the same. The 50 employees of The ComputerPlus and IntraNet will bring Chorus' total employees to nearly 300.

Chorus was established in June of 1997 as the holding company of a coalition of telecommunications companies. "The synergy the Chorus group is creating is exciting," commented Dean Voeks, Chorus President. "The addition of IntraNet and The ComputerPlus to our mix simply strengthens the group."

Chorus is comprised of eight subsidiary companies including Mid-Plains, Inc. of Middleton, WI and Pioneer Communications, Inc. of Lancaster, WI. The Company provides an array of telecommunications services including local and long distance telephone services, Internet, and business communications solutions throughout southern Wisconsin. It also operates a directory publishing company. The Company's gross revenues will now exceed 45 million dollars.